            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement of State Farm Mutual Fund Trust on Form N-1A ("Registration Statement") of our reports dated February 9, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Reports to Interestholders of LifePath Retirement (formerly LifePath Income) Master Portfolio, LifePath 2010 Master Portfolio, LifePath 2020 Master Portfolio, LifePath 2030 Master Portfolio, LifePath 2040 Master Portfolio, Russell 2000 Index Master Portfolio, International Index Master Portfolio and S&P 500 Index Master Portfolio, each a portfolio of Master Investment Portfolio, which are also incorporated by reference into the Registration Statement.

PricewaterhouseCoopers LLP


San Francisco, California
September 10, 2004